Exhibit 99.2

FOR IMMEDIATE RELEASE

SACHEM CAPITAL CORP. ANNOUNCES CLOSING OF REGISTERED

PUBLIC OFFERING OF $23 MILLION OF 7.125% NOTES

Branford, Connecticut, June 25, 2019 -- Sachem Capital Corp. (NYSE American: SACH) today announced the closing of its previously announced registered public offering of $23 million of 7.125% unsecured, unsubordinated notes due 2024 (“Notes”). The net proceeds of the offering are expected to be approximately $21.7 million after payment of underwriting discounts and commissions and estimated offering expenses.

Sachem has granted the underwriters a 30-day option to purchase up to an additional $3.45 million aggregate principal amount of Notes to cover over-allotments, if any.

The Notes rank pari passu with the company’s unsecured, unsubordinated indebtedness, whether currently outstanding or issued in the future. The Notes are expected to be listed on the NYSE American under the trading symbol “SCCB” and are expected to begin to trade on June 28, 2019.

The Notes will mature on June 30, 2024, and may be redeemed, in whole or in part, at any time, or from time to time, at the company’s option on or after June 30, 2021. The Notes bear interest at a rate of 7.125% per annum, payable quarterly on March 30, June 30, September 30 and December 30 of each year, beginning on September 30, 2019.

Sachem will use the net proceeds from the sale of the Notes to repay all amounts due and payable under its existing $35 million credit facility, including the outstanding principal balance, accrued but unpaid interest and any other fees, and, to the extent the net proceeds exceed the total amounts due and payable under the credit facility, for working capital and general corporate purposes, i.e., primarily to fund new real estate loans secured by first mortgage liens.

Sachem has received an investment grade private rating of “BBB+” from Egan-Jones Ratings Company, an independent, unaffiliated ratings agency. Egan-Jones is a Nationally Recognized Statistical Ratings Organization (NRSRO) and is recognized by the National Association of Insurance Commissioners (NAIC) as a Credit Rating Provider (CRP). Egan-Jones is also certified by the European Securities and Markets Authority (ESMA). A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and Janney Montgomery Scott LLC acted as joint book-running managers for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering or any other securities nor will there be any sale of the Notes or any other securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

A registration statement relating to, among other things, the Notes, was filed and has been declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus supplement, dated June 21, 2019, and an accompanying base prospectus, dated November 9, 2018, copies of which may be obtained, from: Ladenburg Thalmann, Attn: Syndicate Department, 277 Park Avenue, 26th Floor, New York, NY 10172, or by emailing prospectus@ladenburg.com (telephone number 1-800-573-2541); or Janney Montgomery Scott LLC, Attn: Syndicate Department, 1717 Arch Street, Philadelphia, PA 19103, or by emailing prospectus@janney.com. The prospectus supplement and the accompanying base prospectus should be read carefully before investing in the Notes. Investors are advised to carefully consider their personal investment objectives, the risks relating to the company, in general, and to the Notes, in particular, and other matters relating to the company’s business, operations and financial condition, before investing in the Notes.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of mortgage loans secured by first mortgage liens on real property (referred to in the industry as “hard money” loans). Its customers include real estate investors and developers who use the proceeds of the loans to fund their acquisition, renovation, development, rehabilitation and/or improvement of properties located primarily in Connecticut. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. Sachem has elected to be taxed and operates as a real estate investment trust (REIT) for federal income tax purposes.

Forward Looking Statements

Statements included herein may contain “forward-looking statements”. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the company with the Securities and Exchange Commission. Except as required by law, the company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

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